Exhibit 32.1

Certification

      The undersigned officer of The Commerce Group, Inc. (the "Company") hereby certifies that, as of the date of this statement, the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2003 (the "Report") fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of and for the three-month and nine-month periods ended September 30, 2003.

      The purpose of this statement is solely to comply with Title 18, Chapter 63, Section 1350 of the United States Code, as amended by Section 906 of the Sarbanes-Oxley Act of 2002.
Date: November 13, 2003	/s/ Arthur J. Remillard, Jr.

Arthur J. Remillard, Jr.
Chief Executive Officer